UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 16, 2010
Pennichuck Corporation
(Exact name of registrant as specified in its charter)

New Hampshire	0-18552	02-0177370

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25 Manchester Street, Merrimack, New Hampshire	03054

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (603) 882-5191
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
On November 16, 2010, Pennichuck Corporation (the “Company” or “Pennichuck”) and the City of Nashua, New Hampshire (the “City”) jointly filed a motion with the New Hampshire Public Utilities Commission (the “NHPUC” or the “Commission”) requesting the Commission to schedule a procedural conference upon notification that the City has ratified the Agreement and Plan of Merger between the Company and the City (the “Merger Agreement”). If the City’s Board of Aldermen votes by a two-thirds majority, on or before February 9, 2011 to ratify the price specified in the Merger Agreement, to issue the bonds needed to proceed with the acquisition, and to make certain other public interest findings (the “City Ratification Vote”), the City and the Company stipulate in the motion that they “intend to file an appropriate petition with the Commission seeking approval of the settlement and transactions contemplated by the Merger Agreement...”
The Merger Agreement and the Company’s press release were filed as exhibits to the Company’s Form 8-K filed on November 12, 2010, which exhibits are incorporated herein by reference. The City’s Press Release describing the Merger Agreement is attached hereto as Exhibit 99.1.
As contemplated by the Merger Agreement, the City and the Company have also entered into a Settlement Agreement that resolves their dispute in the eminent domain proceeding. The Settlement Agreement gives the Company the right to file a notice signed by the City, currently held in escrow, withdrawing the City’s eminent domain petition in the event the Merger Agreement is terminated prior to closing. The motion stipulates that “under the Settlement Agreement, there is now no possibility that the City will proceed with a taking of the plant and property of PWW other than pursuant to the terms of the Merger Agreement.” The Settlement Agreement, which also was filed with the Securities and Exchange Commission as an exhibit to the Company’s Form 8-K filed on November 12, 2010, is incorporated herein by reference.
As noted above, if the City’s Board of Alderman ratifies the price determined under the Merger Agreement pursuant to the City Ratification Vote, the parties intend to file a petition with the NHPUC requesting approval of the Merger Agreement. Accordingly, the City and the Company have requested that the NHPUC postpone the requirement for the Company and the City to file legal memoranda addressing questions set forth in the August 31, 2010 Secretarial Letter relating to the passage of time since the NHPUC issued its Order No. 24,478 and the Supreme Court affirmed that order. The joint motion indicates that, “because the City and Pennichuck have agreed on the terms and conditions, including in particular the price, for the acquisition of Pennichuck by the City, several of the questions in the Commission’s August 31 letter are moot. In addition, ... the City and Pennichuck believe it would be premature to require the parties to address the remaining legal issues identified in the August 31 letter prior to” the City Ratification Vote.
The motion states that, pursuant to the proposed merger, the City would acquire control of the various operating subsidiaries of the Company. Furthermore, the motion stipulates it is the intention that (i) all three regulated water utilities (Pennichuck Water Works (“PWW”), Pennichuck East Utility, and Pittsfield Aqueduct Company) would remain intact and would continue to be regulated by the Commission, and (ii) the Company would continue to operate consistent with its past practice using current operational employees, therefore as a result, management of the PWW water utility businesses by a third party would not be necessary. For these reasons, the motion also stipulates that “because the City and Pennichuck plan to proceed under the Merger Agreement or not at all, the filing of [the contracts with Veolia and R.W. Beck] has become moot and the filing deadline [of November 30, 2010] no longer serves any purpose.”

As noted in the Company’s Form 8-K filed on November 12, 2010, the Merger is subject to a number of conditions in addition to the City Ratification Vote, including advance approval by the Commission as referenced above. The City’s obligation to complete the Merger also is subject to there being no approval conditions imposed by the NHPUC that would materially adversely affect the City’s expected economic benefits from the transaction.
Under New Hampshire statute RSA 38:13, in the case of a condemnation taking or an agreed sale under threat of condemnation, “the final determination of the price to be paid” triggers a 90-day period within which the municipality must decide by vote of its governing body if it wants to consummate the acquisition. The Company believes that the November 11, 2010 effective date of the Merger Agreement first established the required final determination of price and has now triggered the commencement of the 90-day period. Accordingly, pursuant to the terms of the Merger Agreement, the City has agreed that, after public hearings are held and within this 90-day period, its Board of Aldermen will meet to take a vote pursuant to RSA 38:13 (i.e., the City Ratification Vote). (Additional information regarding this topic appears in the Company’s November 12, 2010 press release filed as Exhibit 99.1 to the Company’s Form 8-K filed on November 12, 2010, the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2010, and the Company’s Current Reports on Form 8-K filed on June 8, 2010 and July 1, 2010.)
The Company is unable to predict whether all the approvals, contingencies and other conditions precedent to closing of the Merger will be obtained, resolved or satisfied, as applicable, and therefore if and when the Merger will close.
The full text of the joint motion is attached as Exhibit 99.2 to this Form 8-K and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

99.1	City of Nashua, New Hampshire Press Release

99.2	Joint Motion to Schedule Procedural Conference and for Other Relief

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENNICHUCK CORPORATION (Registrant)
Date: November 22, 2010	By:	/s/ Thomas C. Leonard
Thomas C. Leonard
Senior Vice President and Chief Financial Officer